UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Dynex Capital, Inc.
(Name of Registrant as Specified in Its Charter)

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May 27, 2020
Dear Fellow Shareholders:
As Chairperson of the Board of Directors (the “Board”) of Dynex Capital, Inc. (the “Company”), and on behalf of the Board, I am writing to respectfully ask for your support by voting in accordance with the Board’s recommendations on all of the proposals submitted for your consideration at our 2020 Annual Meeting of Shareholders (the “Annual Meeting”). In particular, the Board asks that you vote FOR the re-election of all of our directors in Proposal 1, including those who serve on our Nominating & Governance Committee (the “Committee”).
Glass Lewis & Co. (“Glass Lewis”) has recommended a vote FOR the election of all directors and all other proposals. However, we are aware that, contrary to our Board’s recommendation, Institutional Shareholder Services Inc. (“ISS”) has recommended a vote against the directors who serve on the Committee. ISS notes that its recommendation is based solely on the temporary lack of gender diversity on the Board due to the departure of director Valerie A. Mosley, who ends her term at the Annual Meeting.

In making its FOR recommendation, Glass Lewis noted that the Board should be allotted sufficient time to address gender diversity following Ms. Mosley’s departure. We agree.

The Company is committed to diversity.

As background, on February 27, 2020, Ms. Mosley notified the Board that she would not stand for re-election at the Annual Meeting due to other commitments on her time and not a result of any disagreement with the Company. The Company disclosed in the 2020 Proxy Statement that the Board is committed to filling her seat with a director with industry knowledge and experience, important skills that will be an asset to the Company, and a diverse candidate. We take this opportunity to assure our shareholders that the Committee’s recruitment process is underway in spite of the COVID-19 pandemic delay to our effort. The Committee intends to fill the Board vacancy as soon as possible and maintain the current Board diversity.
Despite the Company’s smaller size, Dynex has been a leader in diversity. Dynex is unique in the mortgage REIT industry with our CEO and CIO identifying as minority or minority female. Our broader management team identifies as 71% female or minority and 52% of our overall corporate team identify as female or minority. For the last seven years, the Dynex Board has consisted of at least 33% of members identifying as minority or female. Our commitment to diversity has not wavered and will continue to be reflected in the Board’s composition.
For the reasons set forth above and in our 2020 proxy statement, we urge you to vote FOR the re-election of all of our directors in Proposal 1, including those who serve on the Committee.
Sincerely,
Michael R. Hughes
Chairperson of the Board